Exhibit 21.1

Waters Corporation and Subsidiaries

12/31/2013

Waters Corporation (Delaware)

Waters Technologies Corporation (Delaware)

Waters Australia PTY LTD.

Waters A/S (Denmark)

Waters AG (Switzerland)

Waters NV (Belgium)

Waters Cromatografia SA (Spain)

Waters SA de CV (Mexico)

Waters Technologies do Brasil Ltda (Brazil)

Waters Ges.MBH (Austria)

Waters Kft (Hungary)

Waters Sp.Zo.o (Poland)

Waters OOO (Russia)

Waters SAS (France)

Waters SpA (Italy)

Waters Sverige AB (Sweden)

Waters Limited (Canada)

TA Instruments-Waters LLC (Delaware)

Environmental Resource Assoc., Inc. (Colorado)

Waters India Pvt. Ltd.

Esbee Wire Pvt. Ltd. (India)

Waters Asia Limited (Delaware)

Waters Korea Limited (Korea)

Waters China Ltd. (Hong Kong)

Waters Technologies (Shanghai) Ltd (China)

Waters Pacific Pte Ltd (Singapore)

Nihon Waters Limited (Delaware)

Nihon Waters K.K. (Japan)

TA Instruments Japan, Inc. (Japan)

Waters Finance V LLC

Microsep Proprietary Ltd (So. Africa) (24.5%)

Waters Technologies Corporation (continued)

MM European Holdings LLP

Milford International Limited

Manchester International Limited

Waters Realty Holdings Limited

Melborne International Limited

Waters Finance III LLC

Waters Tech. Holdings Ltd (Ireland)

Waters Celtic Holdings Ltd (Ireland)

Waters Technologies Ireland Ltd (Ireland)

Waters Chromatography Ireland Ltd (Ireland)

Waters GmbH (Germany)

Waters Srl (Romania)

Expert Systems Solutions Srl (Italy)

Waters (TC) Israel Limited (Israel)

Waters Luxembourg SARL (Luxembourg)

Subsidiaries of Waters Luxembourg SARL

Micromass Holdings Ltd. (UK)

Waters Chromatography BV (Netherlands)

Waters Chromatography Europe BV (Netherlands)

Waters Tech. LC-MS (Portugal) Unapessol Lda (Portugal)

Micromass Ltd. (UK)

Waters Limited (UK)

Micromass UK Ltd. (UK)

        Non-Linear Dynamics Limited (UK)

PRA Europe Limited (UK)

* All subsidiaries are 100% owned unless otherwise indicated.